NEW RELEASE

    DORMAN
NEW SINCE 1918



Corporate Headquarters:
Dorman Products, Inc.
3400 East Walnut Street
Colmar, Pennsylvania 18915
Fax: (215) 997-8577

For Further Information Contact:                          Visit our Home Page:
Mathias J. Barton, CFO                                  www.dormanproducts.com
(215) 997-1800 x 5132
E-mail: MBarton@dormanproducts.com



Dorman Products, Inc. Reports Sales and Earnings for the First Quarter Ended
 March 29, 2008

         Colmar, Pennsylvania (May 2, 2008) - Dorman Products, Inc., (NASDAQ:DORM) today announced financial results for the first quarter ended March 29, 2008.

         Sales increased 8% to $80.1 million for the first quarter ended March 29, 2008 from $74.3 million last year. Revenues were up primarily as a result of higher new product sales.

         Reported net income in the first quarter of 2008 was $2.7 million compared to net income of $4.1 million in the same period last year. Reported diluted earnings per share in the first quarter were $0.15 compared to $0.22 in the same period last year. Prior year results include a $0.01 per share benefit from a reduction in vacation expense as a result of a change in our vacation policy. Excluding the impact of this adjustment, net income in the first quarter of 2008 was $2.7 million compared to net income of $3.8 million in the same period last year and diluted EPS in the first quarter of 2008 decreased to $0.15 from $0.21 in the same period last year.

         For the thirteen weeks ended March 29, 2008 and March 31, 2007:
o             Gross profit margin was 30.8% compared to 34.7% in the prior year.
              The decline in margin resulted from higher material costs caused by commodity price increases and general weakness in the U.S. dollar, an increase in customer allowances and returns and a $0.8 million increase in air freight costs necessary to expedite product to fill customer orders.

o Selling, general and administrative expenses increased 6% over the prior year. The increase is the result of higher variable costs related to our sales growth and increased staffing levels to support higher levels of new product development. These increases were partially offset by lower incentive compensation expense due to lower earnings levels in the current year.

o Interest expense, net, decreased to $0.3 million from $0.5 million due to lower interest rates.

o Our effective tax rate increased to 39.7% in the thirteen weeks ended March 29, 2008 from 37.2% in the same period last year. The increase is the result of the loss of certain state tax benefits and a $0.1 million charge to provide a valuation allowance against deferred tax assets of our Canadian subsidiary.

         Mr. Richard Berman, Chairman and Chief Executive Officer said, "It was good to see positive organic sales growth in an aftermarket that is generally flat. We continue to follow our long term growth plan to grow market share and customer satisfaction. Our recent price increases have not offset all of our cost increases, and in the first quarter we incurred substantial operating expenses such as air freight and overtime to ensure high service levels. We continue to build depth in our capability to introduce new product, accommodate continually increasing customer demands, and position ourselves to exploit opportunities that will likely arise in a tougher market. Though we are disappointed in the first quarter earnings, we remain committed and optimistic about the long-term success of our strategy."

         Dorman Products, Inc. is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the OE Solutions (TM), HELP! (R), AutoGrade (TM), First Stop (TM), Conduct-Tite (R), Symmetry (R) and Scan-Tech (R) brand names.

         Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. Factors that could cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's 2006 Annual Report on Form 10-K under "Item 1A - Risk Factors."



                     DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                    (in thousands, except per-share amounts)

                                        13 Weeks             13 Weeks
First Quarter (unaudited)          03/29/08     Pct.    03/31/07      Pct.
                                   --------   ------    --------     ------
Net sales                           $80,125    100.0     $74,293     100.0
Cost of goods sold                   55,422     69.2      48,517      65.3
Gross profit                         24,703     30.8      25,776      34.7
Selling, general and
 administrative expenses             19,984     24.9      18,785      25.3
Income from operations                4,719      5.9       6,991       9.4
Interest expense, net                   268      0.3         527       0.7
Income before income taxes            4,451      5.6       6,464       8.7
Provision for income taxes            1,769      2.3       2,402       3.2
Net income                          $ 2,682      3.3     $ 4,062       5.5
Earnings per share
     Basic                          $  0.15        -     $  0.23         -
     Diluted                        $  0.15        -     $  0.22         -
Average shares outstanding
     Basic                           17,699        -      17,689         -
     Diluted                         18,087        -      18,099         -




                DORMAN PRODUCTS, INC. stocktickerAND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets
                                   (Unaudited)
                                 (in thousands)

                                    03/29/08                  12/29/07
                                    --------                  --------
Assets:
Cash and cash equivalents           $  6,899                  $  6,918
Accounts receivable                   84,402                    76,897
Inventories                           84,810                    80,565
Deferred income taxes                 10,209                    10,111
Prepaid expenses                       1,566                     1,921
Total current assets                 187,866                   176,412
Property & equipment                  25,365                    25,680
Goodwill                              26,642                    26,662
Other assets                           1,688                     1,901
Total assets                        $241,581                  $230,655

Liability & Shareholders' Equity:
Current portion of long-term debt   $  8,655                  $  8,654
Accounts payable                      19,936                    18,752
Accrued expenses and other             7,318                    10,718
Total current liabilities             35,909                    38,124
Long-term debt and other              20,040                    10,811
Deferred income taxes                  8,152                     7,862
Shareholders' equity                 177,480                   173,858
Total Liabilities and Equity        $241,581                  $230,655

Selected Cash Flow Information:
(in thousands)                             13 Weeks (unaudited)
                                           --------------------

                                           03/29/08    03/31/07
Depreciation and
 amortization                               $ 1,929      $1,863
Capital Expenditures                        $ 1,535      $1,242


                     DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                       Reconciliation of Non-GAAP Measures
                    (in thousands, except per-share amounts)

This press release contains non-GAAP measures which adjust net income and diluted earnings per share to exclude the impact of the following item:

       - Effective December 31, 2006, we changed our vacation policy so that vacation is earned ratably throughout the year rather than at the end of the preceding year. This change resulted in a reduction in our vacation accrual of $1.8 million in 2007, $0.4 of which was recorded in the three months ended March 31, 2007.

The presentation of these non-GAAP measures is intended to enhance the usefulness of the financial information by providing measures which the Company's management uses internally to evaluate the Company's baseline performance. A reconciliation of net income and diluted earnings per share follows:

                                                 13 Weeks (unaudited)
                                        ---------------------------------------

                                        03/29/08        03/31/07       % Change
Net income, as reported                  $ 2,682         $ 4,062         -34.0%
 Less: Vacation adjustment, net of tax         -            (249)           N/A
                                        _______________________________________
Net income, as adjusted                  $ 2,682         $ 3,813         -29.7%
                                        _______________________________________

Diluted EPS, as reported                 $  0.15          $ 0.22         -31.8%
 Less: Vacation adjustment, net of tax         -           (0.01)           N/A
                                         ______________________________________
Diluted EPS, as adjusted                 $  0.15          $ 0.21         -28.6%